INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S CONSENT



We consent to the use in the Registration Statement of Pease Oil and Gas Company (Pease) on Form S-4 of our report dated March 5, 1999 on our audits of the consolidated financial statements of Pease as of December 31, 1998, and for the years ended December 31, 1997 and 1998 and our report dated November 2, 1999 on our audits of the consolidated financial statements of Carpatsky Petroleum, Inc. (Carpatsky) of the consolidated financial statements of Carpatsky as of December 31, 1998 and for the years ended December 31, 1997 and 1998, both of which are contained in such Form S-4 and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.

Our report on Pease included an explanatory paragraph regarding the uncertainty of Pease's ability to continue operations as a going concern. Our report on Carpatsky, included explanatory paragraphs regarding the uncertainties of conducting business in Ukraine and Carpatsky's ability to continue operations as a going concern.



/s/ Hein + Associates llp
Hein + Associates llp

Denver, Colorado
January 19, 2000